UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

GOLD LAKES CORP.
(Exact name of registrant as specified in charter)

Nevada	000-52814	74-3207964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3401 Enterprise Parkway, Suite 340 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

(216) 916-9303

Registrant's telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On August 23, 2016, the Ontario Ministry of Northern Development and Mines ("MNDM") acknowledged its receipt of the exploration plan submitted by Gold Lakes Corp. (the "Company") for the Big Monty Property in the Township of Frecheville in Ontario, Canada. MNDM's acknowledgment letter indicates that the Company's exploration plan has been sent to two local Aboriginal communities for review and comment, as required by the notice and consultation provisions of the Ontario Mining Act. The acknowledgment letter states that, unless otherwise directed by the MNDM Director of Exploration, the Company's exploration activities can commence on September 21, 2016, and the plan will be effective for a period of two years thereafter.

On August 24, 2016, MNDM also acknowledged its receipt of the exploration permit application submitted by the Company for the Big Monty Property. MNDM's acknowledgment letter indicates that the Company's exploration permit application has been sent to the same two Aboriginal communities for review and comment. MNDM has also posted a proposal for the exploration permit on Ontario's Environmental Registry, where it will be available for public review and comment for a period of 30 days. Depending on the comments MNDM may receive, the Company may be required to participate in the consultation process and provide further information regarding its proposed exploration activities. The MNDM Director of Exploration expects to make a decision with regard to the Company's permit application within approximately 31 to 50 days.

In light of MNDM's recent correspondence, the Company plans to begin exploration activities pursuant to its exploration plan in September. The Company's exploration activities requiring a permit will commence when the permit application is fully processed and approved.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD LAKES CORP.

Date: August 26, 2016	By:	/s/ Christopher P. Vallos
Christopher P. Vallos
President

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